EXHIBIT 99.1

                                  RISK FACTORS

Level Jump is subject to the risks of embarking on a new business without a substantial history of experience.

The current operations of Level Jump commenced in 1997. Level Jump plans on expanding its operations in substantially different areas of endeavor. The most important factors to consider are those of the company being able to:

o implement the business plan by acquiring or starting the proposed businesses and having the capital resources to do so,
o    select the right business services and products to attract customers,
o implement a viable marketing strategy and obtai market acceptance generally,
o    respond to competitive developments, and
o    attract, retain and motivate qualified personnel.

Level Jump's operating history started in 1997; therefore it is a limited basis on which to evaluate the company.

The business operations of Level Jump substantively began in 1997. Since the business has been evolving and there have been recent new additions of areas of endeavor, the past performance is not necessarily indicative of the future. The revenues of Level Jump in the past have been highly dependent on the market value of securities received in payment of its services. These values are subject to market fluctuations which may be extreme. Therefore our potential revenues may change dramatically.

Level Jump anticipates losses and negative cash flow in the future.

Because Level Jump is taking measures to add to its business operations in different areas, it expects that it will have losses in the future. Losses will be the result of increased expenses of acquisitions and development of these businesses, additional staff, and marketing, among other things, at a time that its revenues from current operations will not fund the expansion. Level Jump anticipates that the losses will continue well into the future, and they will depend on the speed and extent of expansion. At this time, it cannot be estimated the amount of losses or the period during which the losses will occur.

Level Jump will require substantial amounts of capital to implement its expansion for which it currently has no assured sources.

To implement its business plan of acquiring businesses and developing new services and products, Level Jump will need capital for acquisition and developmental expenses and to fund anticipated losses. Level Jump currently has no financing sources sufficient to provide required capital. There can be no assurance that Level Jump will obtain the needed capital or that it offered it will be on acceptable terms.

Level Jump must maintain and enhance its brand to be successful in the future.

Establishing, maintaining and enhancing the Level Jump and thestockpage.com brands are critical to the future success of Level Jump. The growing number of Internet sites that offer competing products and services increase the importance of brand recognition. Brand establishment and differentiation will depend on successful advertising and public relations and providing a high quality online experience to users. If Level Jump is unable to provide high quality online services or otherwise fails to promote and maintain its brand, or it incurs excessive expenses in an attempt to promote and maintain its brand, the business, financial condition and results of operations of Level Jump will be materially, adversely affected.


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Proprietary rights are important to our future success: the failure to secure and maintain them will adversely affect our business.

Because brand establishment and recognition is so important, our proprietary rights are significant to our future success. Generally, proprietary rights have become of greater importance and value in recent years in all industries, but particularly in the service related industries such as financial and consulting services. Level Jump will actively protect and police the use of its service marks, trademarks, trade dress, trade secrets and similar intellectual properties critical to its success. Level Jump relies on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with its employees, customers, partners and others to protect its proprietary rights. There can be no assurance that the steps taken have been or will be adequate or that third parties will not infringe or misappropriate the Level Jump proprietary rights. The expense of enforcing proprietary rights can be expensive which may limit Level Jump's ability to protect its rights with adverse consequences on its business.

Level Jump is dependent on certain key individuals.

Level Jump is dependent on the continuing services of its president and other officers for the creation and implementation of its business plan. The loss of the services of these persons at this time will adversely impact the direction of the company and its execution of expansionary plans as well as its current business operations.

Acquisitions of businesses have the risk of not being successfully integrated and receiving full value for the purchase price.

Level Jump expects to expand, in part, by acquiring other businesses. The largest risk of any acquisition is integrating the acquired business into the existing business of Level Jump or transitioning to new management where the acquired business is retained as substantively separate. The failure of either of these may result in a loss of business, greater expense and diminished value compared to the purchase price. Any inability to overcome these risks may result in a material adverse effect on the business, financial condition and results of operations of Level Jump as a whole.

The focus on the Internet as a business medium has particular risks.

E-commerce is still in its infancy. There are many issues to be addressed and to which consumers must become familiar. Also, the growth of the Internet presents problems of adequacy of the infrastructure. Some of the critical issues concerning the commercial use of the Internet include, security, reliability, cost, ease of access, quality of service and bandwidth availability. Currently, demand and market acceptance of the Internet is still subject to a degree of uncertainty and dependent on a number of factors. These factors include growth in consumer access to and acceptance of the new interactive technologies and the development of technologies that facilitate interactive communication. All of these issues are outside the control of Level Jump.

Consumers worry about protecting the privacy of their personal information. Level Jump will ask for, and in certain of its businesses, will have to have, personal information. To the extent consumers are reluctant to give this information because of the perceived beliefs that it may be accessible to others or misused, or there is theft of the information, our businesses may be adversely impacted by the inability to develop a customer base.

If the Internet service providers fail, our business will be interrupted which may cause us to lose business and customers or cause a poor perception for our reliability.

Our business largely depends on the efficient and uninterrupted operation of its computer and communications systems. Substantially all of our development and management systems are located at its Toronto, Ontario facility. Level Jump currently contracts with a local internet service provider to host the company's web site. The ISP has one location in Toronto. Therefore we are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure,


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break-ins and similar events. Level Jump does not have a formal disaster recovery plan and does not carry sufficient business interruption insurance to compensate it for losses that may occur. In the future, Level Jump intends to outsource its entire technology infrastructure to a Fortune 500 company that specializes in financial transaction services.

Despite the implementation of security measures by Level Jump, its servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. Any of these events may lead to interruptions, delays, loss of data or the inability to accept and fulfill customer orders.

The financial services industry and the Internet as a means of commerce is very competitive and Level Jump is subject to all of these sources of competition.

The financial services industry, including financial public relations, brokerage, investment banking, banking and insurance, are all highly competitive businesses. There are many companies with greater financial and personnel resources in these business areas compared to Level Jump. Many of these competitors have longer operating histories which give them advantage in obtaining capital, personnel and customers compared to Level Jump. Because of their positions in the market and size, they may be able to secure similar information, products and services at better prices than Level Jump.

The Internet has been the focus of business expansion by these companies and by new entrants because of the lower barriers to entry offered by e-commerce. In the current operations of Level Jump, some competitors are Yahoo! Finance, Altavista Finance, E-Trade, Net Bank, MSN Investor, and Quote.com. In our future areas of business, we will be subject to competition from stock brokerage businesses and investment banks, banking institutions, and insurance companies.

Because Level Jump will publish content on its website, it may be liable for the statements it makes or affected by the nature of the content.

Level Jump plans to provide descriptive content about financial markets, industries and companies. As a publisher of online content, it faces potential liability for defamation, negligence, copyright, and other claims based on the nature and content of materials that it publishes or distributes. If Level Jump implements a greater level of interconnectivity on its site, it will not and cannot practically screen all of the content generated or accessed by its users and Level Jump could be exposed to liability with respect to such content. Although Level Jump will carry general liability insurance, it may not be sufficient to cover claims or may be excluded from coverage.

Another aspect of providing content is its usefulness to the consumer. If it is perceived to be insufficient, untimely or wrong, the reputation of Level Jump will be affected which will result in impairment of the business.